                        Exhibit 18

May 1, 2020

Board of Directors
Archer Daniels Midland Company
77 West Wacker Drive, Suite 4600
Chicago, IL 60601

Ladies and Gentlemen:

Note 1 of Notes to the consolidated financial statements of Archer Daniels Midland Company (the Company) included in its Form 10-Q for the three months ended March 31, 2020 describes a change in the method of accounting for inventory valuation from the last-in, first-out (LIFO) method to market value for certain inventories. There are no authoritative criteria for determining a “preferable” inventory method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2019, and therefore we do not express any opinion on any financial statements of Archer Daniels Midland Company subsequent to that date.

Very truly yours,

 /s/ Ernst & Young LLP

St. Louis, MO